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                                                                   EXHIBIT 10.01



[EXCITE LETTERHEAD]




January 15, 1999


TO MARK STEVENS
VIA HAND DELIVERY

Dear Mark:

I have been authorized to offer you the position of Executive Vice President, Business Affairs, reporting directly to George Bell at the present time and, after the consummation of the proposed Excite/@Home merger, reporting directly to Tom Jermoluk.

Your base salary will be $200,000 per year, payable semi-monthly. Your 1999 performance bonus target percentage will be 35% of the base salary actually paid to you by Excite in 1999; payment of your bonus and the ultimate percentage of paid base salary used to calculate the bonus will be based upon achievement of company, department and individual goals.

In addition to your salary and any bonuses, Excite's management will recommend that the Compensation Committee of Excite's Board of Directors approve an employee stock option grant of 250,000 shares of Excite's Common Stock. The Compensation Committee will set the exercise price of the options at fair market value, as determined by the Compensation Committee at the time of the grant. The options will be subject to vesting at a rate of one-forty eighth (1/48) of the full amount of the grant for each full succeeding month of your employment over a period of four years. However, the recommended option grant described in this letter is not a promise of compensation nor is it intended to create any obligation on the part of Excite. Further details on Excite's Option Plan and any specific grant to you will be provided upon approval of such grant by the Compensation Committee.

In addition, as long as you remain a full-time employee of the company, Excite will provide you with a $1,000,000 loan, at the lowest prevailing applicable federal rate provided by the Internal Revenue Service at the time of the loan, which you can exercise at your discretion during your term of employment with Excite. If you elect to exercise this loan, you must give Excite thirty (30) days written notice. Your stock options will serve as collateral for the loan. Unless repaid earlier by you as described below, the principal amount will be due and payable as follows: (i) if you elect to end your employment with Excite for any reason and any amount of the principal remains unpaid at the conclusion of your employment with Excite, you will immediately repay the unpaid loan principal balance, and (iii) if Excite elects to end your employment for any reason and any amount of the principal remains unpaid at the conclusion of your employment with Excite, your repayment of the unpaid loan principal balance will be due within three (3) months thereafter. You may repay the principal balance prior to the end of your employment with Excite as follows: (i) in cash or (ii) on each 12-month anniversary of the loan date, one-fourth (1/4) of the unpaid loan principal balance will be forgiven, except to the extent that you exercise and sell any of your stock options during such year, in which case all post-tax proceeds from any such sale will be immediately applied to the outstanding principal amount until the principal amount is repaid in full. Interest on the loan will be due and payable to Excite on the last day of each 12-month period on any loan principal amount outstanding during that 12-month period.

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Mark Stevens
January 15, 1999
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You will be eligible to participate in Excite's group medical, dental, vision, life insurance and 401(k) plan as offered to all full time employees. You will also be eligible to participate in the employee stock purchase plan during the next enrollment period. If you accept this offer of employment, you will be given benefit plan documents, which will describe more fully these and other benefits of your employment with Excite.

If you accept this offer, your employment with Excite shall be "at will", which means that it is not for any specified period of time and can be terminated by yourself or Excite for any or no particular reason or cause and at any time with or without advance notice. Even though your job duties, title, compensation and benefits, as well as Excite's human resources policies and procedures, may change from time to time during your tenure with Excite, the "at will" nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of Excite.

As a comprehensive Internet search and navigation network, Excite is involved in a wide variety of projects involving content from as many different sources on the Internet as possible. As a result, Excite cannot guarantee employees that they will not be exposed to some adult material, either through specific work assignments or due to the presence of such material in the work environment.

Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite.

This offer of employment is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act, the return of a signed copy of this letter indicating your acceptance of our offer, and receipt of a signed copy of Excite's Employee Invention Agreement and Confidentiality Agreement on the first day of your employment.

Please indicate your acceptance of this offer by signing below. You should retain a copy of this offer letter for your records and return the original to me on or before your first day of employment. This offer expires on January 15, 1999.

Let me close by reaffirming our belief that the skills and background you bring to Excite will be instrumental to its future success. We look forward to you joining Excite.

Sincerely,


/s/ Chris M. Vail
-----------------

Chris M. Vail
General Counsel
Excite, Inc.



I accept the offer of employment with Excite:

Signed: /s/ Mark Stevens                     Date: January 15, 1999
        ----------------                           ----------------
        Mark Stevens

Start Date: January 15, 1999